CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-80567, 333-58032, 333-106843, 333-133765, 333-172810, 333-172811, 333-178527, 333-179942, 333-194151, 333-210127, 333-219991, 333-223858, and 333-230545 on Form S-8 and Registration Statement Nos. 333-177965 and 333-215182 on Form S-3 of our report dated December 6, 2019, relating to the financial statements of Mitek Systems, Inc. as of September 30, 2019 and 2018 and for the three years in the period ended September 30, 2019 and the effectiveness of Mitek Systems, Inc.’s internal control over financial reporting, as of September 30, 2019, included in this Annual Report on Form 10-K for the year ended September 30, 2019 (which report includes an explanatory paragraph related to the change in the method of accounting for revenue).

/s/ Mayer Hoffman McCann P.C.
San Diego, California
December 6, 2019